UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 3, 2007
Gladstone Commercial Corporation
(Exact name of registrant as specified in its charter)

Maryland	0-50363	020681276

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1521 Westbranch Drive, Suite 200,
McLean, Virginia		22102

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 703-287-5800
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 29, 2006, Gladstone Commercial Corporation (the “Company”) entered into a new $75 million line of credit with a syndicate of banks. The bank line was arranged by KeyBank National Association, with KeyBank acting as agent, and included syndicate participations by Emigrant Bank, Branch Banking and Trust, and First Horizon Bank.
On January 1, 2007, the Company entered into an Amended and Restated Investment Advisory Agreement (the “Amended Advisory Agreement”) with its external investment adviser, Gladstone Management Corporation (the “Adviser”), and an Administration Agreement (the “Administration Agreement”) with Gladstone Administration, LLC (“Gladstone Administration”), a wholly-owned subsidiary of the Adviser.
Under the terms of the Amended Advisory Agreement, the Adviser will continue to find, evaluate, present and recommend to the Company a continuing series of real estate opportunities consistent with its investment policies and objectives; advise the Company and act on its behalf with respect to the negotiation, acquisition, financing, refinancing, holding, leasing and disposition of real estate investments; enter into contracts to purchase real estate and make mortgage loans on our behalf in compliance with our investment procedures, objectives and policies, subject to approval of our Board of Directors, where required; and provide the Company with all required records, and regular reports to its Board of Directors, concerning the Adviser’s efforts on the Company’s behalf.
Under the terms of the Administration Agreement, Gladstone Administration will manage the Company’s day-to-day operations and administration, record keeping and regulatory compliance functions. The Company will pay separately for administrative services under the Administration Agreement, which payments will be equal to the Company’s allocable portion of Gladstone Administration’s overhead expenses in performing its obligations under the Administration Agreement, including rent, and the Company’s allocable portion of the salaries and benefits expenses of its chief financial officer, chief compliance officer, treasurer, controller and their respective staffs.
The Amended Advisory and Administration Agreements were approved by the Company’s stockholders at the Company’s annual meeting on May 24, 2006.
Item 1.02 Termination of a Material Definitive Agreement.
On December 29, 2006, the Company terminated its outstanding $75 million line of credit with Branch Banking and Trust Company. In connection with the termination of this line of credit, approximately $585,000 of deferred financing fees related to the line of credit will be expensed for the period ending December 31, 2006.
On December 31, 2006, the Company terminated its 2003 Equity Incentive Plan, as amended (the “Plan”). On July 11, 2006, the Company’s Board of Directors accelerated in full the vesting of all outstanding options under the Plan. On July 12, 2006, the Company extended an offer to its then-current stock option holders to amend the terms of all outstanding stock options under the Plan to accelerate the contractual expiration date of these options to December 31, 2006. The offer was filed with the U.S. Securities and Exchange Commission on July 12, 2006, was conducted in accordance with the federal tender offer rules and regulations, and was conditioned upon the acceptance by 100% of the current stock option holders. On August 31, 2006, all the holders of outstanding stock options accepted the offer. The acceptance of this offer enabled the Company to terminate the Plan and all outstanding stock options under the Plan effective December 31, 2006, thus allowing the implementation of the Amended Advisory Agreement and Administration Agreement on January 1, 2007.

Item 9.01 Financial Statements and Exhibits.
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits.
Exhibit No. 10.1 Credit Agreement dated as of December 29, 2006 among Gladstone Commercial Limited Partnership as Borrower and Gladstone Commercial Corporation as Guarantor, the Initial Guarantors Listed Therein, the Banks Listed Therein and KeyBank National Association, as Administrative Agent.
Exhibit No. 99.1 Amended and Restated Investment Advisory Agreement between Gladstone Commercial Corporation and Gladstone Management Corporation, dated January 1, 2007.
Exhibit No. 99.2 Administration Agreement between Gladstone Commercial Corporation and Gladstone Administration, LLC, dated January 1, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Commercial Corporation

January 3, 2007	By:	/s/ Harry Brill

Name: Harry Brill
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Credit Agreement dated as of December 29, 2006 among Gladstone Commercial Limited Partnership as Borrower and Gladstone Commercial Corporation as Guarantor, the Initial Guarantors Listed Therein, the Banks Listed Therein and KeyBank National Association, as Administrative Agent.

99.1	Amended and Restated Investment Advisory Agreement between Gladstone Commercial Corporation and Gladstone Management Corporation, dated January 1, 2007.

99.2	Administration Agreement between Gladstone Commercial Corporation and Gladstone Administration, LLC, dated January 1, 2007.